UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 30, 2015

Viavi Solutions Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-22874	94-2579683
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

430 North McCarthy Boulevard, Milpitas, CA		95035
(Address of Principal Executive Offices)		(Zip Code)

(408) 404-3600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 1, 2015, Viavi Solutions Inc. (the “Company”) announced the Company entered into a Settlement Agreement, dated September 30, 2015, with certain affiliates of Sandell Asset Management Corporation (the “Sandell Group” or the “Investors”) (the “Settlement Agreement”).

Under to the Settlement Agreement, the Company has agreed that:

•	Tor Braham and Donald Colvin shall fill the two positions on the Company’s Board of Directors (the “Board”) that the Company publicly announced it would be creating, bringing the total number of authorized Board members to eight, including one seat that shall remain vacant until a new CEO is appointed. The Company shall also nominate each of Mr. Braham and Mr. Colvin for election as incumbent directors at the Company’s 2015 annual meeting of stockholders for a term expiring at the Company’s 2016 annual meeting of stockholders.

•	Mr. Braham and Mr. Colvin shall be appointed the Corporate Development Committee (the “CDC”) to serve with current directors Masood A. Jabbar and Timothy Campos. The CDC shall review strategies to enhance the Company’s value, including a review of the Company’s business, financial position, capital allocation, investment and business strategies, and strategies to maximize the value of the Company’s deferred tax assets. Such review shall be aided by an investment banking firm and an operational consultant to be retained by the Company.

•	The Board will appoint a lead independent director to serve so long as Richard Belluzzo serves as Interim Chief Executive Officer.

•	The Company will complete its share repurchase program previously announced in May 2014, which has approximately $40 million remaining.

•	The Company will propose new equity compensation arrangements based on stock price appreciation as adjusted for share repurchases and dividends.

The Sandell Group agreed to certain standstill provisions through the date that is 30 days preceding the opening of the nomination window for submission of director nominees at the Company’s 2016 annual meeting of stockholders and agreed not to bring any other business or proposals before or at the 2015 Annual Meeting. In addition, the Investors are required to vote all of their shares in favor of the election of directors nominated by the Board, and otherwise in accordance with the Board’s recommendation, including in favor of all other ordinary matters recommended for stockholder approval by the Board; provided, that in the event that Institutional Shareholders Services (“ISS”) recommends otherwise with respect to any proposals (other than the election of directors), each of the Investors shall be permitted to vote in accordance with the ISS recommendation.

The above description does not purport to be complete and is qualified in its entirety by reference to the full text of the Settlement Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein. On October 1, 2015, the Company issued a press release announcing the entering into of the Settlement Agreement, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As set forth in Item 1.01 of this Current Report on Form 8-K, the Board agreed to appoint each of Mr. Colvin and Mr. Braham as a member of the Board and as a member of the Corporate Development Committee of the Board. The description of the Settlement Agreement and the other information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 5.02 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Settlement Agreement, dated September 30, 2015, by and among Viavi Solutions Inc. and each of the signatories identified therein

99.1	Press Release dated October 1, 2015

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Viavi Solutions Inc.

By:	/s/ Kevin Siebert
Kevin Siebert
Vice President, General Counsel and Secretary

October 1, 2015